Exhibit 4.3

EXECUTION VERSION

May 21, 2021

ASTRAZENECA AB

and

MEREO BIOPHARMA GROUP PLC

DEED OF AMENDMENT AND RESTATEMENT

relating to a Subscription Deed

99 Bishopsgate

London

EC2M 3XF

www.lw.com

Contact: James Inness / Anna Ngo

This Deed (the “Deed”) is made on May 21, 2021 between:

(1)	ASTRAZENECA AB, a company incorporated in Sweden under no. 566011-7482 with its registered office at SE-151 85 Sodertalje, Sweden (“AstraZeneca”); and

(2)

MEREO BIOPHARMA GROUP PLC, a company incorporated in England and Wales with the registered number 09481161 and registered address at 4th Floor, One Cavendish Place, London, England, W1G 0QF (the “Company”).

Whereas:

(A)	AstraZeneca and the Company entered into the Original Subscription Deed on October 28, 2017.

(B)	AstraZeneca and the Company now wish to amend and restate the Original Subscription Deed in the form of the Amended and Restated Subscription Deed.

It is agreed as follows:

1	DEFINITIONS AND INTERPRETATION

In this Deed, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Incorporation of defined terms

Unless otherwise stated, terms defined in the Original Subscription Deed shall have the same meaning in this Deed.

1.2	Definitions

“Amended and Restated Subscription Deed” means the Original Subscription Deed, as amended and restated in the form set out in the Schedule to this Deed;

“Effective Date” means May 21, 2021.

“Original Subscription Deed” means the Subscription Deed entered into between AstraZeneca and the Company on October 28, 2017; and

“Party” means a party to this Deed.

1.3	Interpretation clauses

1.3.1

The principles of interpretation set out in Clause 1 of the Original Subscription Deed shall have effect as if set out in this Deed, save that references to “this Agreement” shall be construed as references to “this Deed”.

1.3.2	References to this Deed include its Schedule.

2	AMENDMENT

2.1	The Parties agree that the Original Subscription Deed shall be amended and restated in the form set out in the Schedule to this Deed.

2.2	The amendment and restatement of the Original Subscription Deed pursuant to Clause 2.1 shall take effect from the Effective Date.

2.3	Upon this Deed being entered into, the Amended and Restated Subscription Deed shall supersede the Original Subscription Deed in its entirety.

3	INCORPORATION OF TERMS

The provisions of clauses 9, 10, 12, and 13 of the Amended and Restated Subscription Deed shall apply to this Deed as if set out in full in this Deed and as if references in those clauses to “this Agreement” are references to this Deed and references to “party” or “parties” are references to parties to this Deed.

In witness whereof this Deed has been delivered on the date first stated above.

EXECUTED and delivered as a DEED by
MEREO BIOPHARMA GROUP PLC
acting by Denise Scots-Knight, a director,
and Charles Sermon, its secretary	Director

Secretary

EXECUTED and delivered as a DEED by
ASTRAZENECA AB (publ)
acting by two authorised signatories

Name:
Title:

Name:
Title:

ASTRAZENECA AB

and

MEREO BIOPHARMA GROUP PLC

SUBSCRIPTION DEED

99 Bishopsgate

London

EC2M 3XF

www.lw.com

Contact: James Inness / Anna Ngo

TABLE OF CONTENTS

Clause		Page
1	DEFINITIONS AND INTERPRETATION	2

2	SUBSCRIPTION	6

3	CERTIFICATES, ADSS AND U.S. SECURITIES AND EXCHANGE COMMISSION REGISTRATION	7

4	ADJUSTMENTS AND ACCELERATION EVENTS	9

5	WARRANTIES	9

6	ACKNOWLEDGEMENTS	12

7	[NOT USED]	13

8	REORGANISATION OF THE MEREO GROUP	13

9	THIRD PARTY RIGHTS	13

10	NOTICES	13

11	FURTHER ASSURANCE	15

12	ENTIRE AGREEMENT	15

13	APPLICABLE LAW	15

SCHEDULE 1 ADJUSTMENTS		16

SCHEDULE 2 SHARE CAPITAL		17

SCHEDULE 3 [NOT USED]		18

SCHEDULE 4 ADS ISSUANCE AND DELIVERY INSTRUCTION		19

i

THIS DEED was made on 28 October 2017 and is amended and restated by an amendment deed dated May 21, 2021 (as amended and restated, this “Agreement”)

BETWEEN

(1)	ASTRAZENECA AB, a company incorporated in Sweden under no. 566011-7482 with its registered office at SE-151 85 Sodertalje, Sweden (“AstraZeneca”); and

(2)

MEREO BIOPHARMA GROUP PLC, a company incorporated in England and Wales with the registered number 09481161 and registered address at 4th Floor, One Cavendish Place, London, England, W1G 0QF (the “Company”).

WHEREAS

A.

AstraZeneca owns and controls certain intellectual property rights and assets relating to a compound designated AZD9668, which is an orally delivered form of a neutrophil elastase inhibitor that has been the subject of Phase II clinical trials in respiratory diseases, and to a compound designated as AZD9819, which is a neutrophil elastase inhibitor delivered by inhalation that has been the subject of Phase I clinical trials.

B.	AstraZeneca wishes to grant, and Mereo wishes to obtain, the License pursuant to the terms set forth in the License Agreement.

C.

The Company has agreed to allot and issue the Subscription Shares, credited as fully paid, to AstraZeneca in consideration for Mereo issuing the Loan Notes to the Company subject to the terms and conditions set out in the Transaction Documents.

IT IS AGREED THAT:

1	DEFINITIONS AND INTERPRETATION

1.1	Words and expressions not otherwise defined in this Agreement shall have the meanings given to them in the License Agreement.

1.2	In this Agreement, the following words and expressions shall have the meanings set out below.

“Acceleration Event” means any of the following:

(a)	a Change of Control; or

(b)	a Mereo Sale Event;

“Adjustment Event” has the meaning given in paragraph 2.1 of Schedule 1;

“ADSs” means American Depositary Shares, each representing Ordinary Shares, of the Company;

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in London or Stockholm, Sweden are permitted or required to be closed;

“Calculation Agent” means the auditors (from time to time) of the Company or, if they are unwilling or unable to act, an independent firm of chartered accountants (of international repute) as the parties shall agree (or, if they are unable to reach agreement within ten (10) Business Days of a notice to agree being served by either party on the other, as nominated by the President of the Institute of Chartered Accountants in England and Wales on the application of either party);

“Change of Control” means the occurrence of:

(a)

an offer (as such term is defined the Takeover Code) being made by a person or group of persons acting in concert (as such term is defined in the Takeover Code), other than AstraZeneca or any person acting in concert with AstraZeneca, to all holders of Ordinary Shares (other than the offeror and/or any associate (as defined in section 988 of the Companies Act) of the offeror, and any person to whom the offer is not made (i) pursuant to a dispensation granted by the Panel on Takeovers and Mergers; and/or (ii) in reliance on any exception to Rule 30.4 provided in the Takeover Code (including the note on Rule 30.4)) to acquire the whole of the issued ordinary share capital of the Company (other than that held by the offeror and/or any associate (as defined in section 988 of the Companies Act) of the offeror) and such offer being declared unconditional in all respects; or

(b)

a proposal being made by a person or group of persons acting in concert, other than AstraZeneca or any person acting in concert with AstraZeneca, to undertake a scheme of arrangement pursuant to Part 26 of the Companies Act as a means of effecting an acquisition of the whole of the issued ordinary share capital of the Company (other than that held by the offeror and/or any associate (as defined in section 988 of the Companies Act) of the offeror) and such scheme becoming effective;

“Closing Date” means the First Closing Date, the Second Closing Date, and Third Closing Date, as relevant;

“Companies Act” means the Companies Act 2006;

“Deposit Agreement” means the deposit agreement dated 23 April 2019 among the Company, Citibank, N.A. (as depositary) and all Holders (as defined therein) and Beneficial Owners (as defined therein) of ADSs issued thereunder;

“Depositary” has the meaning given in the Deposit Agreement;

“Disposal” means directly or indirectly, offer, issue, lend, mortgage, assign, charge, pledge, sell or contract to sell, issue options in respect of, or otherwise dispose of, directly or indirectly, or announce an offering or issue of, any Subscription Shares (or any interest therein or in respect thereof) or any other securities exchangeable for or convertible into the Subscription Shares or agree to do any of the foregoing;

“Effective Date” means 28 October 2017;

“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation trust, right of set-off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement);

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“FCA” means the UK Financial Conduct Authority and any successor to its functions from time to time;

“First Closing Date” means the date on which the Subscription Shares comprised in the First Equity Tranche were allotted and issued to AstraZeneca pursuant to clause 2.1;

“First Equity Tranche” means 490,798 Ordinary Shares;

“Guarantee” means the parent company guarantee entered into between AstraZeneca and the Company on or around the Effective Date;

“License” means the license granted by AstraZeneca to Mereo pursuant to the License Agreement;

“License Agreement” means the exclusive license and option agreement entered into between AstraZeneca and Mereo on or around the Effective Date;

“Loan Note 1” means the loan note issued by Mereo to the Company for the principal amount of $2.0 million pursuant to clause 8.2.1(a) of the License Agreement;

“Loan Note 2” means the loan note to be issued by Mereo to the Company for the principal amount of $1.75 million pursuant to clause 8.2.1(b) of the License Agreement;

“Loan Note 3” means the loan note to be issued by Mereo to the Company for the principal amount of $3.75 million pursuant to clause 8.2.1.(c) of the License Agreement;

“Loan Notes” means Loan Note 1, Loan Note 2, and Loan Note 3;

“MAR” means the Market Abuse Regulation (Regulation 596/2014);

“Mereo” means Mereo BioPharma 4 Limited, a company incorporated in England and Wales with the registered number 11029583 and registered address at 4th Floor, One Cavendish Place, London, England, W1G 0QF;

“Mereo Group” means the Company and its Affiliates from time to time;

“Mereo Sale Event” means, directly or indirectly:

(a)	the effecting of any transaction as a result of which the Company is no longer the ultimate holding company of Mereo (except for a transaction to which clause 8.1 applies); or

(b)

the completion of a sale of all, or substantially all, of Mereo’s business, assets or undertakings to which the License Agreement relates at the time of such a sale (including, for clarity, any sale, transfer or assignment of all, or substantially all, of the intellectual property rights owned by Mereo at the relevant time if that constitutes all, or substantially all, of Mereo’s business, assets or undertakings to which the License Agreement relates at such time);

“Ordinary Shares” means the ordinary shares each with a nominal value of £0.003 in the capital of the Company (and, if there is a sub-division, consolidation or reclassification of those shares, the shares resulting from the sub-division, consolidation or reclassification);

“Prospectus Regulation” means Regulation (EU) 2017/1129 of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, as amended;

“Registrars” means Link Group, 10th Floor, Central Square, 29 Wellington Street, Leeds, LS1 4DL;

“Registration Statement” means a registration statement on Form F-3 (or Form S-3, as applicable) or, if the Company is not eligible to use such form, on Form F-1 (or Form S-1, as applicable), or any successor forms thereto;

“Regulation S” means Regulation S under the Securities Act;

“SEC” means the U.S. Securities and Exchange Commission;

“Second Closing Date” means the date on which the ADSs representing the Subscription Shares comprised in the Second Equity Tranche are issued to AstraZeneca pursuant to clause 2.2;

“Second Equity Tranche” means such number of ADSs that represent a number of Ordinary Shares (rounded down to the nearest whole Ordinary Share) as results from the following calculation:

No. of Ordinary Shares =	$1.75 million
Subscription Price

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Subscription Price” means $4.075, subject to adjustment from time to time pursuant to clause 4;

“Subscription Shares” means the Ordinary Shares subscribed for by AstraZeneca, and allotted and issued by the Company, pursuant to this Agreement, comprised of the First Equity Tranche, together with, to the extent applicable, the Ordinary Shares to be allotted to AstraZeneca by the Company as part of the Second Equity Tranche and the Third Equity Tranche;

“Takeover Code” means The City Code on Takeovers and Mergers;

“Third Closing Date” means the date on which the ADSs representing the Subscription Shares comprised in the Third Equity Tranche are issued to AstraZeneca pursuant to clause 2.3;

“Third Equity Tranche” means such number of ADSs that represent a number of Ordinary Shares (rounded down to the nearest whole Ordinary Share) as results from the following calculation:

No. of Ordinary Shares =	$3.75 million
Subscription Price

“Tranche” refers to the First Equity Tranche, and to the extent applicable, each of the Second Equity Tranche and Third Equity Tranche, as relevant;

“Transaction Documents” means this Agreement, the License Agreement and the Guarantee;

“UK MAR” means MAR as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018;

“UK Prospectus Regulation” means the Prospectus Regulation as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; and

“U.S. Stock Exchange” means the Nasdaq Global Market or such other U.S. market on which the ADSs are listed.

1.3

References in this Agreement to any act, statute or statutory provision include references to any such provision as amended, re-enacted or replaced from time to time and any former statutory provision replaced (with or without modification) by the provision referred to.

1.4

References in this Agreement to the singular include references to the plural and vice versa and references to the masculine gender shall include references to the feminine and neuter gender and vice versa.

1.5	Headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement or any part thereof.

1.6	The ejusdem generis rule shall not apply, and the expression “including” shall be deemed to be followed by “without limitation”.

1.7

The expressions “subsidiary” and “holding company” shall have the meanings given by the Companies Act and the expression “subsidiary” shall be deemed to include “subsidiary undertakings” as defined by the Companies Act.

1.8	References to USD or “$” are to the lawful currency of the United States.

1.9	References to GBP or “£” are to the lawful currency of the United Kingdom.

1.10	References to a party or parties mean a party or parties to this Agreement.

1.11	Reference to agreements are to those agreements as amended, varied, novated, restated or supplemented from time to time.

2	SUBSCRIPTION

2.1

The Company has allotted and issued to AstraZeneca the Subscription Shares comprised in the First Equity Tranche. The Subscription Shares comprised in the First Equity Tranche were issued credited as fully paid up in consideration for the issue by Mereo of Loan Note 1 to the Company.

2.2

The Company agrees to allot the Subscription Shares and issue ADSs representing such Subscription Shares to AstraZeneca comprised in the Second Equity Tranche no later than the earlier of: (i) the POC Full Enrollment Fee becoming due and payable pursuant to clause 8.3.1 of the License Agreement; and (ii) any Acceleration Event occurring. The Subscription Shares comprised in the Second Equity Tranche shall be allotted and the ADSs representing such Subscription Shares shall be issued credited as fully paid up in consideration for the issue by Mereo of Loan Note 2 to the Company. The Company’s obligations under this clause 2.2 and clause 4.3 shall terminate automatically on any termination of the License Agreement by Mereo becoming effective pursuant to clause 14.2 of the License Agreement.

2.3

The Company agrees to allot the Subscription Shares and issue ADSs representing such Subscription Shares to AstraZeneca comprised in the Third Equity Tranche no later than the earlier of: (i) the Pivotal Success Fee becoming due and payable pursuant to clause 8.3.3 of the

License Agreement; and (ii) any Acceleration Event occurring. The Subscription Shares comprised in the Third Equity Tranche shall be allotted and the ADSs representing such Subscription Shares shall be issued credited as fully paid up in consideration for the issue by Mereo of Loan Note 3 to the Company. The Company’s obligations under this clause 2.3 and clause 4.3 shall terminate automatically on any termination of the License Agreement by Mereo becoming effective pursuant to clause 14.2 of the License Agreement.

2.4

Any Subscription Shares that have been issued or will be allotted and any ADSs to be issued to AstraZeneca pursuant to this clause 2 were or shall be, as applicable, allotted or issued free from all Encumbrances and in accordance with (and subject to) the Company’s articles of association then in force and, in the case of ADSs, the Deposit Agreement. Any Subscription Shares that have been issued or will be allotted to AstraZeneca pursuant to this clause 2 rank or shall rank, as applicable, pari passu with all other Ordinary Shares then in issue provided that the right to receive dividends and other distributions shall only apply to the extent that the record date therefor falls on or after the relevant Closing Date. AstraZeneca hereby applies for and consents to the entry of its name in the Company’s register of members as the holder of all Subscription Shares issued to it credited as fully paid pursuant to this clause 2.

2.5

For clarity, references in the License Agreement to Subscription Shares issued to AstraZeneca pursuant to clause 2.2 or clause 2.3 above shall be deemed references to the ADSs issued to AstraZeneca pursuant to such clause.

3	CERTIFICATES, ADSs AND U.S. SECURITIES AND EXCHANGE COMMISSION REGISTRATION

3.1	[NOT USED]

3.2	Subject to clause 3.3, the Company undertakes to AstraZeneca that it shall:

(a)	procure that the Registrars register AstraZeneca, or such entity as AstraZeneca has confirmed in writing, as the holder of each Tranche of the Subscription Shares; and

(b)

issue the Subscription Shares in certificated form and deliver to AstraZeneca a duly executed share certificate in respect of each Tranche of Subscription Shares in accordance with the Company’s articles of association, in each case, as soon as reasonably practicable following their issuance.

3.3

The Company shall deliver ADSs representing the Subscription Shares in lieu of delivering Subscription Shares at the Second Closing and the Third Closing, and such Subscription Shares shall be issued to, and deposited with (and otherwise registered in the name of) the custodian (or its nominee) of the Depositary. Following such issuance and deposit, the Company undertakes to AstraZeneca that it shall direct the Depositary to issue an amount of ADSs to AstraZeneca comprising the Second Equity Tranche (in respect of the Second Closing) or the Third Equity Tranche (in respect of the Third Closing), in each case, in book-entry form. The Company and AstraZeneca shall complete (as applicable), execute and deliver to the Depositary an instruction in the Form of Schedule 4 in connection with the Second Closing and the Third Closing.

3.4

AstraZeneca’s entitlement to ADSs shall be calculated using the ratio applicable to the exchange of Ordinary Shares for ADSs at the time of such delivery of ADSs, being at the date of this Agreement a ratio of five Ordinary Shares to each ADS. No fractional ADSs or scrip representing fractional ADSs will be issued and any number of balancing Ordinary Shares will be issued to AstraZeneca in certificated form.

3.5

The Company undertakes to AstraZeneca that, prior to the Second Closing, at its own expense it will prepare and file a Registration Statement with the SEC covering the resale of each Tranche of the Subscription Shares allotted and issued by the Company pursuant to the Transaction Documents in the form of ADSs (or any subsequent security of the Company listed on a U.S. Stock Exchange), and use reasonable endeavours to have such Registration Statement declared effective by the SEC as promptly as reasonably practicable thereafter.

3.6

The Company shall maintain the continuous effectiveness of the Registration Statement until the earlier of (i) the date on which the ADSs issued to AstraZeneca hereunder may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act and without the requirement for the Company to be in compliance with the current public information required under Rule 144, and (ii) the date on which all such ADSs have actually been sold by AstraZeneca.

3.7

The Company shall indemnify and hold harmless AstraZeneca, its officers, directors and agents, and each person who controls AstraZeneca (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding AstraZeneca furnished in writing to the Company by AstraZeneca expressly for use therein.

3.8

AstraZeneca shall indemnify and hold harmless the Company, its officers, directors and agents, and each person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding AstraZeneca furnished in writing to the Company by AstraZeneca expressly for use therein.

3.9

To the extent the indemnification provided for in clause 3.7 or clause 3.8 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or parties on the one hand or the indemnified party or parties on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to above in this clause 3.9 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the foregoing provisions of this clause 3.9, AstraZeneca shall not be required to contribute any amount in excess of the aggregate public offering price of the ADSs offered and sold pursuant to the Registration Statement, and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4	ADJUSTMENTS AND ACCELERATION EVENTS

4.1	If an Adjustment Event occurs, the Subscription Price shall be subject to adjustment in accordance with the provisions of Schedule 1.

4.2

Whenever an adjustment is to be made under this clause 4, the Company shall, subject to compliance with applicable law (including the Takeover Code, MAR, UK MAR, U.S. securities laws and U.S. Stock Exchange rules, as applicable) and the requirements of the FCA and the Panel on Takeovers and Mergers, as soon as reasonably practicable, give notice to AstraZeneca setting forth in reasonable detail the nature of the adjustment, the event giving rise to the adjustment and the effective date of the adjustment.

4.3

Subject to compliance with applicable law (including the Takeover Code, MAR, UK MAR, U.S. securities laws and U.S. Stock Exchange rules, as applicable) and the requirements of the FCA and the Panel on Takeovers and Mergers, the Company will give AstraZeneca not fewer than 10 Business Days written notice prior to the date on which any Acceleration Event takes effect, and the Company will procure that no Acceleration Event takes effect until: (i) Mereo has issued all Loan Notes required to be issued to the Company pursuant to clause 8.2 of the License Agreement; and (ii) all Subscription Shares (or ADSs representing such Subscription Shares) have been issued (credited as fully paid up in consideration for the issue of the Loan Notes to the Company) and the Company’s register of members has been updated, in each case in accordance with clause 3, such that AstraZeneca is entitled to participate in any payment, dividend, distribution or other transfer of value made to the holders of Ordinary Shares (whether by the Company or another person) in connection with the Acceleration Event.

5	WARRANTIES

5.1

AstraZeneca hereby warrants to the Company on the Effective Date, and on each Closing Date (provided that the warranty in clause 5.3(e) below shall not be given on the Second Closing Date and the Third Closing Date), that:

(a)

this Agreement has been duly authorised, executed and delivered by AstraZeneca and constitutes a valid and legally binding agreement of AstraZeneca enforceable against AstraZeneca in accordance with its terms, subject to mandatory rules of law relating to insolvency, and general equitable principles;

(b)

by reason of its, or of its management’s, business and financial experience, AstraZeneca has the capacity to evaluate the merits and risks of its investment in the Subscription Shares (and any ADSs representing the Subscription Shares) and to protect its own interests in connection with the transaction contemplated in this Agreement;

(c)

it is a qualified investor within the meaning of the Prospectus Regulation and the UK Prospectus Regulation and any relevant implementing measures and falls within Article 49(2) (“High Net Worth Companies, Unincorporated Association, etc.”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005;

(d)

it is authorised and entitled to subscribe for the Subscription Shares (and any ADSs representing the Subscription Shares) under the laws of all relevant jurisdictions that apply to it, has complied with all such laws relating to the subscription of the Subscription Shares (and any ADSs representing the Subscription Shares) (including, where applicable, the Criminal Justice Act 1993, MAR, UK MAR, the Proceeds of Crime Act 2002, U.S. securities laws and U.S. Stock Exchange rules, as applicable) and has obtained all applicable consents required to be obtained by it in relation to the subscription of the Subscription Shares (and any ADSs representing the Subscription Shares);

(e)	it is incorporated and located outside the United States; and

(f)

it has not subscribed for the Subscription Shares (or any ADSs representing the Subscription Shares) for the account or benefit of any person in the United States or entered into any arrangement for the transfer of the Subscription Shares (or any ADSs representing the Subscription Shares) or any economic interest therein to any person in the United States.

5.2	The Company hereby warrants to AstraZeneca on the Effective Date, that:

(a)	the information given in Part 1 of Schedule 2 in relation to the issued share capital of the Company is true and accurate in all respects and is not misleading in any respect because of any omission;

(b)

all sums due in respect of the issued share capital of the Company have been paid up in full and received by the Company and, save as disclosed in Part 2 of Schedule 2, there are no outstanding options or other rights to subscribe for or call for the allotment of any share or loan capital of the Company; and

(c)

none of the owners or holders of shares in the Company will, following issue of such shares, have any rights, in their capacity as such, in relation to the Company granted by the Company other than as set out in the articles of association of the Company or as has been publicly disclosed by the Company including in an admission document, in the Company’s statutory annual report or via an RNS announcement.

5.3

The Company hereby warrants to AstraZeneca on the Effective Date, and on each Closing Date (provided that (i) the warranty in clause 5.3(e) below shall not be given on any Closing Date; and (ii) the warranty in clause 5.3(h) below shall be given on each Closing Date subject to the proviso referenced therein), that:

(a)	the Company is duly incorporated and validly existing under the laws of England and Wales;

(b)

the Company has power under its articles of association and has obtained all necessary corporate authorities (including without limitation relevant members’ resolutions) to create, allot and issue the Subscription Shares (or ADSs representing the Subscription Shares), to effect the subscription in the manner proposed and to enter into and perform this Agreement without any further sanction or consent by members of the Company or any class of them and there are no consents or third party approvals, authorisations or orders of a government or regulatory nature or otherwise required under the laws of England and Wales for the creation, allotment and issue of the Subscription Shares (or ADSs representing the Subscription Shares), to effect the subscription or to enter into and perform this Agreement, in each case which have not been obtained;

(c)

neither the entering into and performance of this Agreement nor the issue of the Subscription Shares (or any ADSs representing the Subscription Shares) will: (i) result in a breach of any material agreements to which any member of the Mereo Group is a party or by which any such member or any of their respective properties or assets is bound; or (ii) violate any requirement of any applicable laws, regulations or rules;

(d)

this Agreement has been duly authorised, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to mandatory rules of law relating to insolvency, and to general equitable principles;

(e)

the Company is a “foreign private issuer” as defined in Regulation S and the Company reasonably believes that there is no “substantial U.S. market interest” (as defined in Regulation S) in the Subscription Shares or any other securities of the Company of the same class as the Subscription Shares;

(f)

neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made or will make offers or sales of any security, or has solicited offers to buy, or has otherwise negotiated in respect of any security, under circumstances that would require registration of the Subscription Shares (or any ADSs representing the Subscription Shares) under the Securities Act except as set forth in clause 3 of this Agreement;

(g)

neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Subscription Shares (or any ADSs representing the Subscription Shares);

(h)

so far as the Company is aware, the Company is not, other than in connection with the transactions contemplated by the Transaction Documents, in possession of any unpublished price sensitive information which the Company is required to make public in accordance with Article 17 of MAR or Article 17 of UK MAR (provided that when this warranty is given on a Closing Date, this is subject to any information that the Company is permitted to delay disclosure of pursuant to MAR or UK MAR, respectively); and the Company is not, as of each Closing Date, in possession of any material nonpublic information (within the meaning of the U.S. securities laws) regarding the Company;

(i)

no order has been made, no petition has been presented (so far as the Company is aware) and no meeting has been convened to consider a resolution and no resolution has been passed for the winding up of any member of the Mereo Group;

(j)

no administration order has been made, no petition has been presented or application made (in each case, so far as the Company is aware) for such an order, and no administrator has been appointed in respect of any member of the Mereo Group;

(k)	no receiver (which expression shall include an administrative receiver) or liquidator has been appointed in respect of any member of the Mereo Group or all or any of its assets;

(l)	no composition or similar arrangement with creditors (including a voluntary arrangement under Part 1 Insolvency Act 1986) has been proposed by or in respect of any member of the Mereo Group; and

(m)

the Deposit Agreement is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as rights to indemnification thereunder may be limited by applicable law and public policy considerations, and subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the Company nor, to the Company’s knowledge, the Depositary is in default under the Deposit Agreement and the Company has not given or received any written notice purporting to terminate the Deposit Agreement.

6	ACKNOWLEDGEMENTS

6.1	AstraZeneca hereby acknowledges that:

(a)

in connection with the execution of this Agreement, it is not relying on any information or representation or warranty in relation to the Company, its subsidiaries or the Subscription Shares (or any ADSs representing the Subscription Shares) other than: (i) currently publicly available information in relation to the Company; and (ii) warranties of the Company set forth in clauses 5.2 and 5.3 above and the representations of Mereo set forth in the License Agreement;

(b)

none of the Company or its Affiliates has made any representation or warranty to it, express or implied, with respect to the completeness, accuracy or adequacy of any publicly available information in respect of the Mereo Group;

(c)

its subscription of the Subscription Shares (and any ADSs representing the Subscription Shares) shall be on the terms and subject to the conditions of this Agreement, the License Agreement and the articles of association of the Company in force at each Closing Date and that it shall be bound by such articles of association; and

(d)

in respect of the First Closing Date only, (i) the Subscription Shares (and any ADSs representing the Subscription Shares) have not been and will not be registered under the Securities Act, or with any securities regulatory authority of any state of the United States, and will be issued, offered, sold and allotted only outside the United States in offshore transactions in compliance with Regulation S; (ii) it is not an affiliate of the Company or a person acting on behalf of such affiliate; and (iii) the Subscription Shares (and any ADSs representing the Subscription Shares) have not been offered to it by means of any directed selling efforts (as defined in Regulation S).

7	[NOT USED]

8	REORGANISATION OF THE MEREO GROUP

8.1

If there is any transaction (not being a Change of Control) as a result of which holders of Ordinary Shares (as a class) receive shares or securities in another entity (“New Shares”) in exchange for (or in consideration for the cancellation or transfer of) their Ordinary Shares, whereby the New Shares are to be held in the same proportion as the existing Ordinary Shares, then the Company will procure that such entity executes an agreement supplemental to this Agreement, providing AstraZeneca with subscription rights over New Shares (that when issued, will be credited as fully paid) in exchange for (or in consideration for the cancellation or transfer of) its outstanding subscription rights over Subscription Shares (and any ADSs representing the Subscription Shares) under this Agreement at the time of such transaction. The number of New Shares over which AstraZeneca shall have subscription rights shall represent the same proportion of the total number of issued New Shares (calculated inclusive of any New Shares to be issued on the exercise of any outstanding options, warrants or other rights to subscribe for or call for the allotment of New Shares) as the Subscription Shares that are yet to be allotted under this Agreement at the time of such transaction represent of the total number of Ordinary Shares (calculated on the same basis), as determined immediately prior to the completion of the transaction.

8.2

Subject to clause 8.1, the subscription rights for the allotment and issue of any New Shares to AstraZeneca will be subject to the terms and conditions of this Agreement and the License Agreement, mutatis mutandis, as if Ordinary Shares, when used in this Agreement and the License Agreement, were references to New Shares (in particular and without limitation, in clause 2 of this Agreement).

8.3

It is agreed that where the Company’s shares (or instruments or securities representing such shares, including ADSs) are listed or admitted to trading on any stock exchange (including a U.S. Stock Exchange), the Subscription Shares (as and when issued) shall receive no less favourable treatment than the Ordinary Shares held by any other shareholder in connection with such listing or admission to trading on a stock exchange, including as regards registration rights and any associated expenses.

9	THIRD PARTY RIGHTS

No person who is not a party to this Agreement may enforce any term of this Agreement. The parties agree that the Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement or to any agreement or document entered into pursuant to this Agreement.

10	NOTICES

10.1

Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email transmission (with transmission confirmed) or by internationally recognised overnight delivery service that maintains records of delivery, addressed to the parties at their respective addresses specified in clause 10.2 or to such other address as the party to whom notice is to be given may have provided to the other party in accordance with this clause 10.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by email (with transmission confirmed) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by email shall be confirmed by a hard copy delivered as soon as practicable thereafter.

10.2	The addresses referred to in clause 10.1 are:

in respect of the Company:

Mereo BioPharma Group plc

4th Floor, 1 Cavendish Place

London W1G 0QF

United Kingdom

Attention: General Counsel

Email: legal@mereobiopharma.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

United States of America

Attention: Judith Hasko

Email: Judith.Hasko@lw.com

and

Latham & Watkins LLP

99 Bishopsgate

London, EC2M 3XF

United Kingdom

Attention: James Inness

Email: James.Inness@lw.com

in respect of AstraZeneca:

AstraZeneca AB

SE-151 85 Sodertalje, Sweden

Attention: Deputy General Counsel

Email: legalnotices@astrazeneca.com

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

One City Center, 850 Tenth Street NW

Washington, DC 20001-4956

United States

Attention: Michael J. Riella

Email: mriella@cov.com

10.3

AstraZeneca shall at all times maintain an agent for the service of process and any other documents and proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be AstraZeneca UK Limited, and any writ, judgment or other notice of legal process shall be sufficiently served on AstraZeneca if delivered to such agent at its registered address for the time being marked for the attention of the Deputy General Counsel.

10.4

If for any reason, AstraZeneca UK Limited ceases to act as agent for service, AstraZeneca shall immediately appoint a new agent for service of process in England and shall immediately notify the Company in writing of such appointment and the name and address of the new agent.

11	FURTHER ASSURANCE

Each party shall promptly execute and deliver such documents and perform such acts as may be reasonably required for the purpose of giving full effect to this Agreement.

12	ENTIRE AGREEMENT

12.1

This Agreement, the License Agreement, the Guarantee and any other agreement entered into in connection with this Agreement constitute the entire and only agreements between the parties relating to the subject matter of this Agreement.

12.2

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, such provision or relevant part shall be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

13	APPLICABLE LAW

13.1

This Agreement (and any dispute or claim relating to it or its subject matter, including contractual and non-contractual claims) shall be governed by and construed in accordance with the laws of England.

13.2

Each of the parties hereby submits to the non-exclusive jurisdiction of the courts of England in relation to any matters (including non-contractual claims) arising out of this Agreement. This clause shall be without prejudice to the right of any party to bring proceedings in any other jurisdiction for the purpose of enforcement or execution of any judgment or other settlement in any other court.

SCHEDULE 1

ADJUSTMENTS

1	Adjustments to be Made

If there is an Adjustment Event, the Subscription Price (and, consequently, the number and/or nominal value of any Subscription Shares that AstraZeneca subsequently becomes entitled to be allotted in accordance with the terms of the Transaction Documents) will be adjusted in the manner set out in this Schedule 1.

2	Adjustment of Subscription Price

2.1

If and whenever the nominal value of the Ordinary Shares is altered as a result of consolidation or subdivision of the share capital of the Company (an “Adjustment Event”), the Subscription Price shall be adjusted by multiplying the Subscription Price in force immediately prior to such alteration by the following fraction:

A

B

where:

A     is the nominal amount of one Ordinary Share immediately after such alteration; and

B     is the nominal amount of one Ordinary Share immediately before such alteration.

Such adjustment shall become effective on the date the alteration takes effect.

2.2

In the case of any dispute as to the manner of any adjustment pursuant to this Schedule 1, the auditors (from time to time) of the Company or, if they are unwilling or unable to act, the Calculation Agent shall determine the same. The costs of the auditors or the Calculation Agent (as the case may be) shall be borne jointly by the Company and AstraZeneca.

2.3

The auditors or the Calculation Agent shall act as expert and not as arbitrator and their/its good faith determinations and calculations shall be binding on the Company and AstraZeneca in the absence of manifest error. If any doubt arises as to the appropriate adjustment to the Subscription Price a certificate of the auditors or the Calculation Agent (as the case may be) shall be conclusive and binding on all concerned.

2.4	The Subscription Price may not be reduced so that, on the subscription of any Subscription Shares, Ordinary Shares would be issued at a discount to their nominal value.

2.5

On any adjustment, the resultant Subscription Price shall be rounded down to the nearest $0.001 so that any amount under $0.0005 shall be rounded down and any amount of $0.0005 or more shall be rounded up). Any amount by which the Subscription Price is rounded down shall be carried forward and taken into account in any subsequent adjustment.

SCHEDULE 2

SHARE CAPITAL

PART 1 – ISSUED SHARE CAPITAL AT THE EFFECTIVE DATE

Ordinary Shares: 70,604,176

PART 2 – OUTSTANDING WARRANTS, OPTIONS, BONUS SHARES AND

CONVERTIBLE DEBT AT THE EFFECTIVE DATE

Warrants: 363,156 Ordinary Shares

Share options: 11,705,469 Ordinary Shares

Convertible debt: 1,031,408 Ordinary Shares

Bonus shares: 864,988 Ordinary Shares

SCHEDULE 3

[NOT USED]

EXECUTION PAGE TO SUBSCRIPTION DEED

SCHEDULE 4

ADS ISSUANCE AND DELIVERY INSTRUCTION

Date:                      20[●]

To:	Citibank, N.A., as Depositary
388 Greenwich Street
New York, New York 10013
Attn.:	Mr. Brian M. Teitelbaum (brian.m.teitelbaum@citi.com)
Mr. Keith Galfo (keith.galfo@citi.com)
Mr. Leslie Deluca (leslie.deluca@citi.com)
DR Broker Services (drbrokerservices@citi.com)

With a copy simultaneously delivered to:

Citibank, N.A., London Branch
25 Canada Square
Canary Wharf
London E14 5LB, England
Attn.:	UK Custody Settlements
Custody Team (uksettlements@citi.com)

Re: Issuance and Delivery Instruction – Mereo BioPharma Group plc (CUSIP No.: 589492107) – Deposit & Hold

Dear Sirs:

Reference is made to the Deposit Agreement, dated as of April 23, 2019, as amended and supplemented from time to time (the “Deposit Agreement”), by and among Mereo BioPharma Group plc, a public limited company incorporated under the laws of England and Wales and its successors (the “Company”), Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Deposit Agreement.

In accordance with the terms and subject to the limitations set forth in the Deposit Agreement, promptly following the Depositary’s receipt of confirmation from the Custodian that the Custodian has received a deposit of the number of Shares specified below made by the Company for the benefit of the undersigned holder (the “Holder” and together with the Company, the “Undersigned”), the Undersigned hereby jointly instruct the Depositary, and the Depositary hereby agrees to promptly accept for deposit the number of Shares and issue the number of ADSs as specified below to the Holder.

Number of Shares deposited:	[●] Shares
Number of ADSs (CUSIP No.: 589492107; each ADS representing five (5) Shares) to be issued:	[●] ADSs

Further, the Undersigned hereby jointly instruct the Depositary, and the Depositary hereby agrees to promptly deliver such ADSs, as follows:

Name of DTC Participant to which the ADSs are to be delivered:
DTC Participant Account No.:
Account No. for recipient of ADSs at DTC Participant (f/b/o information):
Name on whose behalf the above number of ADSs are to be issued and delivered:
Contact person at DTC Participant:
Daytime telephone number of contact person at DTC Participant:

The Company hereby confirms and certifies that (i) the registration statement on Form [S/F]-[1/3] (File No. [●]-[●]) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on [●], [●], registers the resale of the above ADSs, such ADSs will be freely transferable following the issuance thereof by the Depositary, and there are no legal restrictions on subsequent transfers of the ADSs to be issued hereunder under the laws of England and Wales or the United States, (ii) the Registration Statement is effective under the Securities Act of 1933, as amended (the “Securities Act”), and (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the Commission.

The Holder hereby represents and covenants to, and for the benefit of, the Depositary and Citibank, N.A. – London Branch (the “Custodian”), that (i) the Holder is not an “affiliate” of the Company as that term is defined in Rule 405 promulgated by the U.S. Securities and Exchange Commission under the Securities Act and has not been an affiliate for at least three months prior to the date hereof, and (ii) all stamp duty taxes, including, without limitation, the U.K. Stamp Duty Reserve Tax (“SDRT”), will be paid in full and on a timely basis to the extent such taxes are payable in respect of the deposit of the Shares and the issuance and delivery of the ADSs as contemplated herein.

Each of the Holder and, to the extent it is not unlawful for the Company to do so under the applicable laws of England and Wales, the Company agrees to indemnify the Depositary and the Custodian for, and to hold the Depositary and the Custodian harmless against, all losses, liabilities, taxes, charges, penalties or expenses (including reasonable legal fees and disbursements), incurred by the Depositary and/or by the Custodian or to which the Depositary and/or the Custodian may become subject to and arising directly or indirectly from the failure by any person to pay (or discharge) any applicable stamp duty taxes, including, without limitation, SDRT, or any other similar duty or tax in connection with the deposit of the Shares and the issuance and delivery of the ADSs as contemplated herein, save to the extent that such losses, liabilities, taxes, charges, penalties or expenses are due to the negligence or bad faith of the Custodian or the Depositary.

ASTRAZENECA AB	MEREO BIOPHARMA GROUP PLC

By:	By:
Name:	Name:
Title:	Title:

This Subscription Deed has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and delivered as a DEED by	)
ASTRAZENECA AB (publ))
acting by an authorised signatory	)
)
) Authorised signatory

EXECUTED and delivered as a DEED by	)
MEREO BIOPHARMA GROUP PLC	)
acting by	)

a director, in the presence of:	) Director

Signature of Witness

Name of Witness

Address of Witness

Occupation of Witness